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EXHIBIT 10.24

SECURED PROMISSORY NOTE

$60,000.00	January 18, 2000 San Francisco, California

    1.  For value received, Lawrence Barker, Jr., an individual (the "Maker"), promises to pay to GeoPetro Resources Company, a California Corporation (the "Holder"), the principal sum of Sixty Thousand Dollars ($60,000.00), with interest on the unpaid principal balance of this promissory note (this "Note") as hereinafter provided.

    2.  The outstanding balance of principal due under this Note from time to time shall bear interest at the rate of ten percent (10%) per annum, compounded annually, from the date hereof until this Note is paid in full. Interest shall be payable in equal quarterly installments at the end of each quarter of $1,500.00, commencing on March 31, 2000, and continuing until December 31, 2001, at which time the entire principal amount of this Note, together with all accrued but unpaid interest payable hereunder, shall be due and payable in full. Maker may prepay principal, in whole or in part, at any time without penalty or premium.

    3.  This Note shall become immediately due and payable without notice or demand upon the occurrence at any time of any of the following events of default (individually, "an Event of Default" and collectively, "Events of Default"):

      (a) default in the payment when due of any principal or interest under this Note; or

      (b) the institution by or against the Maker of any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally or the making by the Maker of an assignment for the benefit of creditors.

    4.  Upon the occurrence of an Event of Default, the Holder shall have then, or at any time thereafter, all of the rights and remedies afforded by the Uniform Commercial Code as from time to time in effect in the State of California or afforded by other applicable law.

    5.  Every amount overdue under this Note shall bear interest from and after the date on which such amount first became overdue at an annual rate which is two (2) percentage points above the Interest Rate. Such interest on overdue amounts under this Note shall be payable on demand and shall accrue and be compounded monthly until the obligation of the Maker has been discharged (whether before or after judgment).

    6.  All payments by the Maker under this Note shall be made without set-off or counterclaim.

    7.  The indebtedness evidenced by this Note is secured by certain shares of stock more specifically described in a Pledge Agreement of even date herewith (the "Pledge Agreement").

    8.  The Maker agrees and acknowledges that he is the owner of not more than one million five-hundred thousand (1,500,000) shares of Holder's common stock.

    9.  The Maker agrees to pay on demand all costs of collection, including reasonable attorneys' fees, incurred by the holder in enforcing the obligations of the Maker under this Note.

    10. No delay or omission on the part of the Holder in exercising any right under this Note or the Pledge Agreement shall operate as a waiver of such right or of any other right of such Holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. The Maker regardless of the time, order or place of signing waives presentment, demand, protest and notices of every kind.

    11. All notices, requests, consents, and demands shall be made in writing and shall be mailed postage prepaid, or delivered by hand to the Maker or the Holder.

    12. No reference in this Note to the Pledge Agreement shall impair the obligation of the Maker, which is absolute and unconditional, to pay all amounts under this Note strictly in accordance with the terms of this Note.

    13. All rights and obligations hereunder shall be governed by the laws of the State of California.

    14. Maker waives protest, diligence, presentment, demand for payment, notice of default or nonpayment, demand for payment, notice of default or nonpayment, notice of dishonor and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, and to the fullest extent permitted by law, all rights to assert any statute of limitations to an action hereunder.

MAKER:
LAWRENCE BARKER, JR.,

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  EXHIBIT 10.24
SECURED PROMISSORY NOTE